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                                                          EXHIBIT 10(a)(i)(C)(1)


                                  AMENDMENT TO
                             UNITED STATIONERS INC.
                            MANAGEMENT INCENTIVE PLAN

                             Dated: October 11, 1994


     1. Section 5 of the United Stationers Inc. Management Incentive Plan (as amended and restated as of September 1, 1988) is hereby amended by adding thereto, as paragraphs 5.2 through 5.5 thereof, the following:

     "5.2 ALTERNATIVE FORM OF PAYMENT. Alternatively, Participants may elect to receive up to one-half of their Final Awards in common stock of the Company. Any Participant who so elects may receive shares of common stock of the Company having a value, as of the end of the Plan Year, equal to 120% of the cash value of the selected portion of the Award.

     "5.3 TIME FOR ELECTION. Participants must make their election, if any, to receive common stock prior to the end of the Plan Year, except that Executive Officers of the Company must make their election, if any, on or before February 28 in each Plan Year. No such election will be valid for the Plan Year in which the Participant's employment terminates.

     "5.4 LIMITATIONS ON TRANSFER OF SHARES. Shares acquired by Participants pursuant to this Plan may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the earliest to occur of a Change in Control of the Company or two years after the date of issuance of such shares. Certificates representing such shares to be issued under this Plan shall bear an appropriate restrictive legend reflecting this limitation on transfer.

     "5.5 NUMBER OF AUTHORIZED SHARES. The total number of shares of common stock which may be issued pursuant to this Plan shall be 300,000."


     2. This Amendment is subject to approval by the stockholders of the Company at the next annual meeting of stockholders, and shall become effective upon such approval.